Exhibit (a)(10)

EMCORE CORPORATION

ACKNOWLEDGMENT OF RECEIPT OF DOCUMENTS

RELATING TO THE OFFER TO AMEND ELIGIBLE OPTIONS

By my signature below, I hereby acknowledge that on the date set forth below, I received the following documents from EMCORE Corporation:

1. A copy of the EMCORE Corporation Offer to Amend Eligible Options, dated November 19, 2008 (the “Offer to Amend”);

2. Memorandum from EMCORE Corporation, dated November 19, 2008, announcing the Offer to Amend;

3. Frequently Asked Questions, dated November 19, 2008, relating to the Offer to Amend;

4. A copy of the Letter of Transmittal and Instructions for the Offer to Amend;

5. A copy of the Withdrawal Form for the Offer to Amend;

6. A copy of the form of Restricted Stock Unit Agreement; and

7. The form of Stock Option Amendment and Cash Payment Agreement relating to the Offer to Amend.

Name (Please Print)	Signature	Date